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                                                                  Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related prospectus of Discovery Laboratories, Inc. to be filed on or about August 20, 2004 for the registration of approximately 15,375,000 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements of Discovery Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                      /s/ Ernst & Young LLP
Philadelphia, Pennsylvania
August 20, 2004